EXHIBIT 99.1

For information contact:
Investor Relations:  Rick Wadsworth, 519 729 7998 or ir@mdsi.ca
Media Relations:  Robin Jones, 604 207 6111 or rjones@mdsi.ca

NEWS RELEASE

MDSI Delays Filing of Third Quarter 10-Q

Richmond, B.C. (November 17, 2003) – MDSI Mobile Data Solutions Inc. (NASDAQ:MDSI) (TSX:MMD), the leading provider of mobile workforce management solutions, today announced that it has filed with the Securities and Exchange Commission pursuant to Rule 12b-25 to extend the filing date of its third quarter report on Form 10-Q for up to five days.

MDSI® is delaying the filing of its Form 10-Q to allow time to restate its financial results for the first two quarters of fiscal 2003 and the last two quarters of 2002 and the full fiscal year 2002. To appropriately reflect the nature of certain work performed, primarily under one major contract, the restatement will reallocate certain amounts from software and services revenue to maintenance and support revenue and defer recognition of such amounts to future reporting periods. The restatement will not have any impact on contract profitability or the amount of revenue recognized in aggregate over the period of the contracts.

MDSI determined, in consultation with its auditors, that due to unique terms in the major customer’s contract (and one additional, smaller contract) certain revenue previously recognized as part of the implementation must be deferred and recognized as maintenance and support revenue. The determination came after MDSI and its auditors performed a comprehensive review of customer contracts.

The restatement will affect MDSI’s balance sheet for the relevant periods through adjustments to unbilled receivables and deferred revenue, retained earnings and associated income tax accruals. The restatement will not have any impact on MDSI’s cash position.

MDSI expects the adjustments to reduce and defer previously reported software and services revenue in each of the current and previous four quarters, beginning with the three months ended September 30, 2002, by approximately $300,000 per quarter, with an effect on net income after tax of approximately $200,000 per quarter. MDSI will recognize this deferred revenue as maintenance and support revenue over four quarters commencing in the fourth quarter of 2003.

MDSI expects that the effect of the accounting changes on the fourth quarter of 2003 will be to increase net revenue by approximately $300,000 and net income after tax by approximately $200,000. Despite this fact, MDSI is not increasing its previously published revenue and earnings forecast for Q4 2003. The impact of the accounting changes will decrease over the following three quarters and is subject to the actual percentage complete calculations on the affected customer contracts.

According to Verne Pecho, MDSI’s Vice President Finance and Chief Financial Officer, “We accounted for the work in question in the same manner as we have on all our contracts. However, we have determined that this treatment requires adjustment in certain specific circumstances. These adjustments net out over time, with the total amount of revenue to be recognized on the affected contracts remaining unchanged.”

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MDSI is currently working with its auditors to complete the restatement of the applicable quarterly financial statements and the audit of the restated 2002 annual financial statements. MDSI currently expects to file its Form 10-Q for the quarter ended September 30, 2003 by November 19, 2003, and to file amended Forms 10-Q for the quarters ended September 30, 2002, March 31, 2003 and June 30, 2003 and an amended 2002 Form 10-K as soon as practicable.

Investor Conference Call
MDSI will host a conference call at 7:30 a.m. pacific time (10:30 a.m. eastern time) today to discuss the adjustments and answer questions from listeners. To participate, call 800 289 6406 or listen to a live Web broadcast at www.mdsi.ca. Anyone outside North America may participate by calling 416 641 6704. A replay of the conference call will be available for playback from 10:00 a.m. pacific time (1:00 p.m. eastern time) on November 17 through November 25. To access the replay, call 800 558 5253 (access code 21166354) or from outside North America call 416 626 4100 (access code 21166354). You may also listen to a replay of the conference call on the Web at www.mdsi.ca.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

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This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding: MDSI’s expectations regarding the amount and timing of revenues and earnings in future periods; MDSI’s expectations regarding the effect of the restatements; MDSI’s other forecasts; MDSI’s analysis of strategic transactions; and MDSI’s expectations regarding the amount of expenses in future periods. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that our potential customers will defer purchasing decisions due to economic, political or other conditions or will purchase products offered by our competitors; risks associated with litigation and the expenses associated with such litigation; the failure of MDSI to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts may adversely affect the ability of MDSI to achieve its business objectives; the risks associated with the collection of accounts receivable; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of MDSI’s competitors; and other risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.